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As filed with the Securities and Exchange Commission on July 7, 2015

Registration No.333-204467

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 3
TO
FORM F-10

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Sprott Physical Silver Trust
(Exact Name of Registrant as Specified in its Charter)

Canada
(Province or Other Jurisdiction of Incorporation or Organization)

1040
(Primary Standard Industrial Classification Code Number)

N/A
(I.R.S. Employee Identification No.)

Suite 2700, South Tower
Royal Bank Plaza
200 Bay Street
Toronto, Ontario
Canada M5J 2J1
Telephone: (416) 362-7172
(Address, including postal code, and telephone number, including area code, of Registrant's principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
Telephone: (302) 738-6680
(Name, Address (Including Zip Code) and Telephone Number (Including Area Code) of Agent for Service in the United States)

Copies to:

Kirstin H. McTaggart Sprott Asset Management LP Suite 2700, South Tower Royal Bank Plaza, 200 Bay Street Toronto, Ontario, Canada M5J 2J1 (416) 362-7172	Christopher J. Cummings, Esq.
Edwin S. Maynard, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
Toronto-Dominion Centre
77 King Street West, Suite 3100
Toronto, Ontario, Canada M5K 1J3
(416) 504-0520	John Ciardullo, Esq. Mikhel Voore, Esq. Stikeman Elliott LLP 5300 Commerce Court West 199 Bay Street Toronto, Ontario, Canada M5L 1B9 (416) 869-5500

Approximate date of commencement of proposed sale of the securities to the public: as soon as practicable after this registration statement becomes effective.

Province of Ontario, Canada
(Principal Jurisdiction Regulating this Form F-10 Offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☒	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☐	at some future date (check appropriate box below):
		1.	☐	Pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).
		2.	☐	Pursuant to Rule 467(b) on ( ) at ( ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
		3.	☐	Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
		4.	☐	After the filing of the next amendment to this form (if preliminary material is being filed).

If any of the securities being registered on this Form F-10 are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Units	8,206,309	$51,938,666.00	$6,035.27(3)

(1)
Represents the maximum number of Sprott Physical Silver Trust units, without par value, estimated to be issuable upon consummation of the offer (the "Offer") for all of the issued and outstanding units of Silver Bullion Trust multiplied by 1.5010, which represents the number of Sprott Physical Silver Trust units to be exchanged for each unit of Silver Bullion Trust pursuant to the Offer.
(2)
Estimated solely for the purpose of calculating the amount of the registration fee in accordance with General Instruction II.H to Form F-10. The proposed maximum aggregate offering price is equal to the product of (i) Cdn$11.605, or US$9.50, which is the average of the high and low sale prices of SBT Units as reported on the TSX on May 20, 2015, and (ii) 5,467,228, which is the estimated number of outstanding SBT Units in the aggregate that may be received by Sprott Physical Silver Trust or cancelled in the transaction described herein in exchange for SBT Units held by U.S. residents. For the purposes of calculating the cash consideration payable in the Offer, an exchange rate of US$1.00 = Cdn$1.2212 (the Bank of Canada noon rate on May 20, 2015.
If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this Registration Statement changes, the provisions of Rule 416 under the Securities Act of 1933, as amended, shall apply to this Registration Statement.
(3)
Previously paid.

Financial statements included or incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and thus may not be comparable to financial statements of U.S. companies. In addition, this offering is being made by a foreign private issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this document in accordance with the disclosure requirements of Canada. Accordingly, this Registration Statement on F-10 (the "Registration Statement") and certain information incorporated by reference into this Registration Statement have been prepared in accordance with the requirements of securities laws in effect in Canada, which differ from the requirements of United States securities laws.

Holders of SBT Units in the United States should be aware that the disposition of SBT Units and acquisition of PSLV Units by them as described herein may have tax consequences both in the United States, Canada and other jurisdictions. Such consequences may not be fully described herein and such holders are urged to consult their tax advisors.

The enforcement by holders of SBT Units of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that each of the Offeror, the Manager, Sprott Asset Management Silver Bid GP Inc. ("SAM Silver Bid GP"), Sprott Asset Management GP Inc. ("SAM GP Inc."), the Trust and SBT is organized under and governed by the laws of Canada or a province thereof, that the directors and officers of SAM GP Inc., SAM Silver Bid GP and the trustees of each of the Trust and SBT may be residents of jurisdictions other than the United States, that the experts named in the Offer and Circular may be residents of jurisdictions other than the United States and that all or a substantial portion of the assets of each of the Offeror, the Manager, SAM Silver Bid GP, SAM GP Inc., the Trust, SBT and such other said persons may be located outside the United States.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Item 1.    Home Jurisdiction Document

        This Amendment No. 3 amends and supplements the Registration Statement on Form F-10 (as amended, the "Registration Statement") filed by Sprott Physical Silver Trust (the "Trust"), a closed-end mutual fund trust established under the laws of the Province of Ontario managed by Sprott Asset Management LP (the "Manager"), on May 27, 2015.

        The Registration Statement relates to the offer to purchase (the "Offer") by Sprott Asset Management Silver Bid LP, a limited partnership created under the laws of the Province of Ontario (the "Offeror") and owned and controlled by the Manager, all of the issued and outstanding units ("SBT Units") of Silver Bullion Trust ("SBT"), a corporation existing under the laws of Canada (TSX: SBT-U), in exchange for units of the Trust ("PSLV Units").

        The Offer is subject to the terms and conditions set forth in the Offeror's offer and circular, dated May 27, 2015, as amended by the Notice of Extension and Variation, dated June 22, 2015, and the Notice of Extension and Variation, dated July 7, 2015 (each, a "Notice of Extension and Variation" and, collectively, the "Offer and Circular"), and the related letter of transmittal (the "Letter of Transmittal"), copies of which are attached hereto as Exhibits 1.1, 1.12, 1.15 and 1.2, respectively.

        The information set forth in the Offer and Circular, the Letter of Transmittal, including all schedules, exhibits and annexes thereto, and the Notices of Extension and Variation is hereby expressly incorporated herein by reference in response to all items of information required to be included in, or covered by, the Registration Statement on Form F-10, and is supplemented by the information specifically provided herein.

        Except as specfically provided herein, this Amendment No. 3 does not modify any of the information previously reported in the Registration Statement.

Item 2.    Additional Information.

        See the financial statements included or incorporated by reference in the Offer and Circular.

Item 3.    Informational Legends.

        See the outside front cover page and the introduction of the Offer and Circular.

Item 4.    Incorporation of Certain Information by Reference.

        See "Documents Incorporated by Reference" in the Offer and Circular.

Item 5.    List of Documents filed with the SEC.

        The following documents have been filed with the Commission as part of the Registration Statement: (i) the Offer and Circular and Letter of Transmittal; (ii) press releases and transcripts related to the Offer; (iii) a letter from the CEO of the Trust related to the Offer; (iv) an investor relations presentation related to the Offer; (v) the contents of a website related to the Offer; (vi) the form of merger agreement related to the Offer; (vii) the documents listed in the Offer and Circular as incorporated by reference therein; and (viii) consents of auditors and counsel.

 PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS.

Indemnification of Officers and Directors

        The Business Corporations Act (Ontario) provides that a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity (each of the foregoing, an "individual"), against all costs, charges and expenses reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. A corporation shall not indemnify such an individual (a) unless the individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation's request and (b) in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, unless the director or officer had reasonable grounds for believing that his or her conduct was lawful. Where an individual has met the conditions set out under (a) and (b) above and was not judged by the court or other competent authority in such a proceeding to have committed any fault or omitted to do anything that the individual ought to have done, such individual is entitled to indemnification from the corporation for such costs, charges and expenses which were reasonably incurred.

        Both the Trust's trust agreement and the Trust's management agreement provide that the Trust will indemnify and hold harmless the Manager and its partners, officers, agents and employees from and against any and all expenses, losses, damages, liabilities, demands, charges, costs and claims of any kind or nature whatsoever (including legal fees, judgments and amounts paid in settlement, provided that the Trust has approved such settlement in accordance with the trust agreement) in respect of the acts, omissions, transactions, duties, obligations or responsibilities of the Manager as manager to the Trust, except where such expenses, losses, damages, liabilities, demands, charges, costs or claims are caused by acts or omissions of the Manager done or suffered in breach of its standard of care or through the Manager's own negligence, willful misconduct, willful neglect, default, bad faith or dishonesty or a material failure in complying with applicable Canadian laws or the provisions set forth in the management agreement or the trust agreement.

        The Trust does not carry any insurance to cover such potential obligations and, to the Manager's knowledge, none of the foregoing parties are insured for losses for which the Trust has agreed to indemnify them.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling the Trust pursuant to the foregoing provisions, the Trust has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXHIBITS TO FORM F-10

        The exhibits to this Registration Statement are listed in the exhibit index, which appears elsewhere herein.

 PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.    Undertaking.

        The Trust undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in such securities.

Item 2.    Consent to Service of Process.

  (a)
  Concurrently with the filing of the original Registration Statement, the Trust filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

  (b)
  Concurrently with the filing of the original Registration Statement, RBC Investor Services Trust (the "Trustee") filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

  (c)
  Any change to the name or address of the agent for service of the Trust or the Trustee shall be communicated promptly to the Commission by amendment to the applicable Form F-X referencing the file number of the relevant Registration Statement.

 FORM F-10

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Trust certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on July 7, 2015.

SPROTT PHYSICAL SILVER TRUST By Sprott Asset Management LP, as manager of the Trust
By:	/s/ JOHN WILSON Name: John Wilson Title: Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the following capacities and on July 7, 2015.

Signature	Title	Date

Sprott Asset Management LP, Manager of the Trust
/s/ JOHN WILSON John Wilson	Chief Executive Officer, Co-Chief Investment Officer and Director** (Principal Executive Officer)	July 7, 2015
* Steven Rostowsky	Chief Financial Officer and Director** (Principal Financial Officer and Principal Accounting Officer)	July 7, 2015
* Kirstin H. McTaggart	Chief Compliance Officer, Secretary and Director**	July 7, 2015
* James R. Fox	Director**	July 7, 2015

* By:	/s/ JOHN WILSON John Wilson Attorney-in-Fact
**
Director of Sprott Asset Management GP Inc., general partner of the Manager of the Trust

 AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act, the Authorized Representative has duly caused this registration statement to be signed on its behalf by the undersigned, solely in the capacity of the duly authorized representative of the Trust in the United States, in the City of Newark, State of Delaware, USA on July 7, 2015.

PUGLISI & ASSOCIATES (Authorized U.S. Representative)
By:	/s/ DONALD J. PUGLISI Name: Donald J. Puglisi Title: Managing Director

 INDEX TO EXHIBITS

Exhibits to Form F-10

Exhibit No.
1.1**	Offer and Circular, dated May 27, 2015.
1.2**	Form of Letter of Transmittal.
1.3**	Press Release dated April 23, 2015 (incorporated by reference to the Trust's filing pursuant to Rule 425 on April 23, 2015).
1.4**	Video Transcript dated April 23, 2015 (incorporated by reference to the Trust's filing pursuant to Rule 42s5 on April 23, 2015).
1.5**	Letter from the CEO of the Trust to the Trust's unitholders, dated April 24, 2015 (incorporated by reference to the Trust's filing pursuant to Rule 425 on April 24, 2015).
1.6**	Press Release dated April 28, 2015 (incorporated by reference to the Trust's filing pursuant to Rule 425 on April 28, 2015).
1.7**	Press Release dated May 27, 2015 (incorporated by reference to the Trust's filing pursuant to Rule 425 on May 27, 2015).
1.8**	Investor Relations Presentation dated May 27, 2015 (incorporated by reference to the Trust's filing pursuant to Rule 425 on May 27, 2015).
1.9**	Contents of website related to the Offer (incorporated by reference to the Trust's filing pursuant to Rule 425 on May 27, 2015).
1.10**	Form of Merger Agreement by and among the Trust, the Offeror and SBT.
1.11**	Press Release dated June 22, 2015 (incorporated by reference to the Trust's filing pursuant to Rule 425 on June 22, 2015).
1.12**	Notice of Extension and Variation, dated June 22, 2015.
1.13**	Press Release dated June 29, 2015 (incorporated by reference to the Trust's filing pursuant to Rule 425 on June 29, 2015).
1.14**	Press Release dated July 7, 2015 (incorporated by reference to the Trust's filing pursuant to Rule 425 on July 7, 2015).
1.15*	Notice of Extension and Variation, dated July 7, 2015.
4.1**
The Annual Information Form of the Trust for the year ended December 31, 2014 (incorporated by reference to Exhibit 99.5 to the Trust's Form 40-F (Commission File No. 001-34928) filed with the Commission on March 30, 2015 (the "Form 40-F")).
4.2**
The annual audited consolidated financial statements of the Trust for the years ended December 31, 2014 and December 31, 2013 and notes and the auditor's report in respect thereof, and management's report of fund performance for the financial years ended December 31, 2014 and December 31, 2013 (incorporated by reference to Exhibit 99.6 to the Form 40-F).
4.3**
The unaudited interim financial statements of the Trust for the three months ended March 31, 2015 and management's report of fund performance for the three months ended March 31, 2015 (incorporated by reference to Exhibit 99.1 to the Trust's Form 6-K (Commission File No. 001-34928) filed with the Commission on May 11, 2015.
5.1*	Consent of Ernst & Young LLP.
5.2**	Consent of Stikeman Elliott LLP.
6.1**	Powers of Attorney (included on the signature pages of this Registration Statement on Form F-10).

*
Filed herewith.

**
Previously filed.

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PART I INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
  Item 1. Home Jurisdiction Document
  Item 2. Additional Information.
  Item 3. Informational Legends.
  Item 4. Incorporation of Certain Information by Reference.
  Item 5. List of Documents filed with the SEC.
PART II INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS.
EXHIBITS TO FORM F-10
PART III UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
  Item 1. Undertaking.
  Item 2. Consent to Service of Process.
FORM F-10 SIGNATURES
AUTHORIZED REPRESENTATIVE
INDEX TO EXHIBITS